Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-141891 and 333-147829 included in Form S-3, Registration No. 333-163483 on Form S-4 and Registration Nos. 333-71266, 333-84616, 333-125992, 333-133559, 333-137021 and 333-165736 on Form S-8 of Kraft Foods Inc. of our report dated March 9, 2010 relating to the consolidated financial statements of Cadbury plc as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2009 and 2008, appearing in this Current Report on Form 8-K/A of Kraft Foods Inc.

/s/ DELOITTE LLP

DELOITTE LLP

Chartered Accountants and Registered Auditors

London, United Kingdom

April 16, 2010